UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 30, 2008
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49839 (Commission File Number)	45-0478605 (I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA (Address of principal executive offices)	02139 (Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 30, 2008, Idenix Pharmaceuticals, Inc. (the “Company”), along with Jean-Pierre Sommadossi, the Company’s Chief Executive Officer and a member of the Company’s board of directors, in his individual capacity, the Universite Montpellier II (“UMII”) and Centre National de la Recherche Scientifique (“CNRS”) entered into a settlement agreement with the Board of Trustees of the University of Alabama on behalf of the University of Alabama at Birmingham (“UAB”), the University of Alabama Research Foundation (“UABRF”) and Emory University (“Emory”). The settlement agreement relates to, among other things, a complaint filed by UAB and UABRF against the Company, UMII and CNRS in January 2007 and an arbitrable contractual dispute asserted by UABRF and Emory against the Company in February 2006.
     Pursuant to this settlement agreement, the following matters have been resolved among the parties:
•	all contractual disputes relating to patents covering the use of certain synthetic nucleosides for the treatment of the HBV virus; and

•	all litigation matters relating to patents and patent applications related to the use of ß-L-2’-deoxy-nucleosides for the treatment of HBV assigned to one or more of the Company, CNRS and UMII and which cover the use of Tyzeka ® /Sebivo ® (telbivudine) for the treatment of HBV.
     Under the terms of the settlement agreement, the Company will pay to UABRF (on behalf of UAB and Emory) $4.0 million within five (5) days of the execution of the settlement agreement and to make additional payments to UABRF equal to 20% of all royalty payments received by the Company from Novartis Pharma AG (“Novartis”) from worldwide sales of telbivudine (the “Royalty Payments”), subject to minimum payment obligations as set forth below. The Royalty Payments must be made within thirty (30) days of the Company’s receipt of payment from Novartis in each quarter in which Novartis has made royalty payments to the Company.
     The Company is obligated to make minimum payments (offset by the ongoing Royalty Payments) to UABRF totaling $11.0 million as set forth in the table below. If the Royalty Payments made to UABRF by the dates set forth below do not equal the minimum payments as detailed in the table, the Company is obligated to pay UABRF the difference between such payments and the minimum payment amount within thirty (30) days following each of the dates specified. In the event that Royalty Payments during one period exceed the minimum payment obligation for that period, the excess will be credited against subsequent minimum payments for later periods.

Period Ending	Minimum Payment
December 30, 2010	$2,000,000
December 30, 2013	$2,000,000
December 30, 2016	$2,000,000
December 30, 2018	$5,000,000
     The Company’s payment obligations under the settlement agreement expire on August 10, 2019. The settlement agreement is effective as of June 1, 2008 and includes mutual releases of all claims and covenants not to sue among the parties. It also includes a release from a third-party scientist who had claimed to have inventorship rights in certain Idenix/CNRS/UMII patents. UAB also agreed to abandon a continuation patent it filed in July 2005 potentially related to the Company’s telbivudine technology.
     As previously disclosed in regulatory filings with the Securities and Exchange Commission, in the quarter ended December 31, 2007 the Company recorded a $15.0 million liability, which included the $4.0 million upfront payment, related to the settlement agreement discussed above.
Item 9.01. Financial Statements and Exhibits

(c) Exhibits
10.1 Settlement Agreement, effective June 1, 2008, by and among, Idenix, Jean-Pierre Sommadossi, the Universite Montpellier II, Centre National de la Recherche Scientifique, the Board of Trustees of the University of Alabama on behalf of the University of Alabama at Birmingham, the University of Alabama Research Foundation and Emory University.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: August 4, 2008	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer and Treasurer

Exhibit Index
10.1 Settlement Agreement, effective June 1, 2008, by and among, Idenix, Jean-Pierre Sommadossi, the Universite Montpellier II, Centre National de la Recherche Scientifique, the Board of Trustees of the University of Alabama on behalf of the University of Alabama at Birmingham, the University of Alabama Research Foundation and Emory University.